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Exhibit 99.1

FIRST HORIZON ANNOUNCES RESULTS FOR THE
FIRST QUARTER ENDED MARCH 31, 2004

First Quarter 2004 results include:

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  Net revenues of $32.0 million
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  Net income of $5.0 million or 14 cents per share
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  Earnings before interest, taxes, depreciation and amortization ("EBITDA") (a non GAAP measure) of $12.4 million
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  Cash and marketable securities on hand of $205.0 million at March 31, 2004

Raises revenue guidance for Q2 2004; Provides guidance for Q3 2004

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  Second quarter 2004 guidance
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  Net revenues of between $32 and $34 million
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  Earnings per share of between 12 and 14 cents
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  Third quarter 2004 guidance
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  Net revenues of between $33 and $35 million
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  Earnings per share of between 13 and 15 cents

        Alpharetta, GA, April 26, 2004—First Horizon Pharmaceutical Corporation (NASDAQ: FHRX), a specialty pharmaceutical company, today announced results for the first quarter ended March 31, 2004. Net revenues were $32.0 million and net income was $5.0 million, or 14 cents per share for the quarter ended March 31, 2004. Cost of revenues was $5.6 million for the quarter ended March 31, 2004, producing gross margins of 83%. Selling, general and administrative expenses were $13.9 million for the first quarter of 2004.

        First Horizon's CEO and President, Patrick Fourteau, commented, "We are pleased with our progress to date and remain excited about our future opportunities. We continue to execute our plan of maintaining a low-cost model, focusing on the sales and marketing of our key brands, expanding our sales force in order to reach the appropriate number of physicians with the optimal frequency and managing the life cycle of our products."

  Cardiology Products

        Net revenues of the Cardiology products were $14.5 million for the first quarter of 2004. Net revenues of Sular for the first quarter of 2004 were approximately $10.7 million. Total prescriptions of Sular increased 5.3% and new prescriptions increased 10.0% for the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003 (Source: IMS Health's National Prescription Audit Plus™ data).

        At its recently completed national sales meeting, the Company unveiled its new clinically focused marketing strategy for Sular and Nitrolingual. Sular is positioned as a calcium channel blocker appropriate for patients with moderate to severe hypertension based on its proven clinical efficacy.

        Nitrolingual is positioned as the emerging standard of care for angina patients. Studies have shown that Nitrolingual is clinically superior to nitroglycerin tablets due to its faster onset of action, higher peak response and longer sustained response.1,2

        1.     Ducharme A Dupuis J, McNicoll S et al. Comparison of nitroglycerin lingual spray and sublingual tablet on time of onset and duration of brachial artery vasodilation in normal subjects Am J Cardiol. 1999;84:952-954.

        2.     Data on file, First Horizon Pharmaceutical Corporation.

  Women's Health/Pediatric Products

        Net revenues of the Women's Health/Pediatric products (namely, the Prenate line, the Tanafed line, Robinul and Ponstel) were approximately $13.2 million for the quarter ended March 31, 2004. Total prescriptions of the Tanafed line decreased 7.4% for the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003 (Source: IMS Health's National Prescription Audit Plus™ data) which was in line with the weakening of the flu season. According to the CDC, the number of patients with influenza like illnesses decreased 10% in the first quarter of 2004 compared to the first quarter of 2003.

        In March 2004, the Company announced that it was launching Prenate Elite, the next generation of the market-leading Prenate line of prenatal vitamins. Prenate Elite contains Metafolin, the active form of folate. Folate, a B-vitamin commonly supplied as folic acid, helps reduce the risk of a serious category of birth defects known as neural tube defects. Studies have shown that one in eight women have difficulties metabolizing folic acid. Metafolin can be readily absorbed and metabolized, providing real protection against these devastating birth defects. The Company began promoting, selling and distributing Prenate Elite in April 2004. The Company believes that currently, Prenate Elite is non-substitutable. Net revenues of Prenate GT and Prenate Advance were $2.0 million for the quarter ended March 31, 2004, reflecting the Company's effort to reduce the amount of inventory in the trade in preparation for the launch of Prenate Elite.

  Sales Force

        "We are seeing results from the execution of our operating plan," commented Mr. Fourteau. "Our sales force is becoming more efficient. We believe the combination of the expansion of the sales force and the new marketing messages are resulting in increased new prescriptions, especially for Sular. We expect this trend to continue throughout 2004. Based on the results experienced to date, we are in the process of expanding our sales force again by approximately 100 representatives. This next phase of the expansion will bring the total sales force to approximately 360."

  Contingent Convertible Notes

        In March 2004, the Company completed an offering for $150 million of its 1.75% senior subordinated contingent convertible notes due 2024. The notes are initially convertible into common stock at a conversion price of $22.15 per share subject to adjustment, which represents a 35% premium over the closing bid price of $16.41 per share on March 2, 2004. The Company will pay interest semi-annually. "This offering provides us with the necessary funds as we enter the licensing and acquisition phase of our growth strategy," commented Mr. Fourteau. "We remain focused on approved products and late-stage development products that complement our existing cardiology and women's health categories and will allow us to leverage our existing sales force infrastructure."

  Outlook

        The Company raised its previous revenue guidance for the second quarter of 2004. The Company expects revenues to be between $32 and $34 million and diluted earnings per share to be between 12 and 14 cents. For the third quarter of 2004 net revenues are expected to be between $33 and $35 million and diluted earnings per share are expected to be between 13 and 15 cents.

  Conference Call

        First Horizon will also host a conference call on April 26, 2004 at 11:00 a.m. eastern time to discuss the financial results. Analysts, investors and other interested parties are invited to participate by visiting the Company's website, http://www.firsthorizonpharm.com and entering the Investor Relations page. You may also dial in to the conference call. The dial-in numbers are 1-800-299-8538 for domestic callers and 617-786-2902 for international callers. All callers should use the pass code 43280096 to gain access to the conference call. A replay of this conference call will be available by dialing 1-888-286-8010 for domestic callers and 617-801-6888 for international callers. All callers should use the pass code 10325110 to gain access to the replay. The replay will be available through May 3, 2004.

First Horizon Background

        First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets and sells prescription products with a primary focus on cardiology and women's health/pediatrics. The Company has a portfolio that includes 14 branded prescription products of which 6 are actively promoted to high-prescribing physicians through its nationwide marketing and sales force of approximately 360 representatives. The Company's web site address is: http://www.firsthorizonpharm.com. Please visit the Company's website for full prescribing information on the Company's products.

-Financials Follow-

###

Sular®, Furadantin®, Ponstel®, Tanafed® and Cognex® are registered trademarks of First Horizon Pharmaceutical Corporation. Nitrolingual® and Robinul® are registered trademarks of G. Pohl-Boskamp GmbH & Co. and Wyeth, respectively, which have been licensed to First Horizon Pharmaceutical Corporation. Trademark applications are pending for the marks Prenate Elite, Prenate, Prenate GT, Tanafed DM, Tanafed DP and Tanafed DMX.

Safe Harbor Statement

        This press release contains forward-looking statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to materially differ from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation:

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  We may not attain expected net revenues and earnings per share;

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  The timing of implementing our plan to increase the number of our sales representatives and the size of such increase may differ from our current expectations;

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  The contribution of Sular has been below expectations since we acquired the product and has adversely affected our operating results. The potential growth rate for Sular may be limited by slower growth for the class of drugs to which Sular belongs and the ability of our sales representatives to influence prescribing habits of physicians;

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  Sales of Prenate GT have been adversely affected by the introduction of competitive products; moreover, the shelf life of Prenate GT increases the likelihood of returns of Prenate GT, thereby reducing net sales;

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  Sales of our Prenate Elite may not be at the levels that we anticipate;

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  We may not be able to protect our competitive position for Prenate Elite from patent infringers;

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  Sales of our Tanafed products have been adversely affected by the introduction of competitive products, and a recently issued FDA notice may cause us to incur increased expenses and adversely affect our ability to continue to market and sell our Tanafed products;

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  Introductions by us of line extensions of our existing products may require that we make unexpected changes in our estimates for future product returns and reserves for obsolete inventory which would adversely affect our operating results;

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  Our supplier can terminate our rights to commercialize Nitrolingual and our launch of a smaller size of this product may not be successful;

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  A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in reduced sales;

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  If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them;

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  We rely on operational data obtained from IMS, an industry accepted data source. IMS data may not accurately reflect actual prescriptions (for instance, we believe IMS data does not capture all product prescriptions from some non-retail channels) or trade levels of inventory;

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  An adverse judgment in the securities class action litigation in which we and certain directors and executive officers are defendants could have a material adverse effect on our results of operations and liquidity;

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  If our products under development fail in clinical studies, if we fail to obtain, or encounter difficulties in obtaining, regulatory approval for new products or new uses of existing products, or if our development agreements are terminated, we will have expended significant resources for no return;

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  Our business and products are highly regulated. The regulatory status of some of our products makes these products subject to increased competition and other risks, and we run the risk that we, or third parties on whom we rely, could violate the governing regulations; and

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  Some unforeseen difficulties may occur.

This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our other filings with the Securities and Exchange Commission.

Contact:
Adam Mathis
First Horizon Pharmaceutical Corporation
770-442-9707 ext. 1415
amathis@horizonpharm.com

FIRST HORIZON PHARMACEUTICAL CORPORATION

Consolidated Condensed Statement of Operations

(Unaudited, in thousands, except per share amounts)

	For the Quarter Ended March 31,
	2004	2003
Net revenues	$32,018	$12,494
Operating costs and expenses:
Cost of revenues	5,575	4,172
Selling, general and administrative	13,851	16,928
Depreciation and amortization	4,131	4,123
Research and development	181	888

Total operating costs and expenses	23,738	26,111

Operating income (loss)	8,280	(13,617)
Interest expense	(210)	(11)
Interest income and other	303	139

Total other income	93	128
Income (loss) before provision for income taxes	8,373	(13,489)
Provision (benefit) for income taxes	3,326	(4,810)

Net income (loss)	$5,047	$(8,679)

Net income (loss) per common share:
Basic	$0.14	$(0.25)

Diluted	$0.14	$(0.25)

Weighted average common shares outstanding:
Basic	35,745	35,274

Diluted	36,846	35,274

FIRST HORIZON PHARMACEUTICAL CORPORATION

Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$157,499	$33,722
Marketable securities	47,533	9,996
Accounts receivable, net	11,287	15,681
Inventories	9,038	11,188
Samples and other current assets	5,448	2,470
Income taxes receivable	2,778	4,839
Current deferred tax assets	2,712	3,005

Total current assets	236,295	80,901

Property and equipment, net	2,900	2,830
Other assets:
Intangibles, net	236,475	240,356
Deferred tax assets	72	333
Other assets	5,079	733

Total other assets	241,626	241,422

Total assets	$480,821	$325,153

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,571	$5,661
Accrued expenses	11,457	13,210

Total current liabilities	16,028	18,871

Long-term liabilities:
Convertible debt	150,000	—
Other long-term liabilities	461	505

Total liabilities	166,489	19,376

Stockholders' equity:
Common stock	36	36
Additional paid-in capital	292,191	288,666
Retained earnings	21,808	16,761
Accumulated other comprehensive income	297	314

Total stockholders' equity	314,332	305,777

Total liabilities and stockholders' equity	$480,821	$325,153

Reconciliation of EBITDA*

(Unaudited, in thousands)

For the Quarter Ended March 31, 2004
Net income as reported (GAAP)	$5,047
Less: Interest income and other	303
Add: Interest expense	210
Add: Provision for income taxes	3,326
Add: Depreciation and amortization	4,131

Earnings before interest, taxes, depreciation and amortization	$12,411

*
The Company believes that EBITDA is a meaningful non-GAAP financial measure as an earnings-derived indicator that approximates cash flow. EBITDA, as defined and presented by the Company, may not be comparable to similar measures reported by other companies.

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FIRST HORIZON ANNOUNCES RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2004